Exhibit 99.1

Worthington Industries Increases Revolving Credit Facility to $500 Million

Extends Maturity to April 2020

COLUMBUS, Ohio, April 23, 2015  – Worthington Industries, Inc. (NYSE: WOR) announced today that it has amended its five-year, revolving credit facility, increasing the commitments under the facility by $75.0 million, to a total of $500.0 million.  The final maturity of the credit facility was also extended by three years to April 2020.

“This revolver amendment provides additional capital and increased flexibility, while locking in attractive rates for an extended period of time,” Executive Vice President and CFO Andy Rose said.  “It provides us with ample liquidity to continue our balanced approach to capital allocation including capital investment, dividends, share repurchases and acquisitions.”

Borrowings under the amended credit facility bear interest based on a credit ratings grid and currently equals the applicable LIBOR rate plus 1.25%. The amended credit facility also contains an accordion feature that would allow it to expand by an additional $200 million from new and existing lenders on the same terms and conditions as the existing commitments.  Following the amendment, the Company currently has $435.2 million in combined availability under the credit facility and the Company’s accounts receivable securitization program.  The revolving credit facility is with a consortium of banks led by J.P. Morgan Securities LLC and PNC Capital Markets LLC.

About Worthington Industries

Worthington Industries is a leading global diversified metals manufacturing company with 2014 fiscal year sales of $3.1 billion.  Headquartered in Columbus, Ohio, Worthington is North America’s premier value-added steel processor providing customers with wide ranging capabilities, products and services for a variety of markets including automotive, construction and agriculture; a global leader in manufacturing pressure cylinders for industrial gas and cryogenic applications, CNG and LNG storage, transportation and alternative fuel tanks, oil and gas equipment, and brand consumer products for camping, grilling, hand torch solutions, scuba diving and helium balloon kits; and a manufacturer of operator cabs for heavy mobile industrial equipment; laser welded blanks for light weighting applications; automotive racking solutions; and through joint ventures, complete ceiling grid solutions;  automotive tooling and stampings; and steel framing for commercial construction.  Worthington employs approximately 11,000 people and operates 84 facilities in 11 countries.

Safe Harbor Statement

The company wishes to take advantage of the Safe Harbor provisions included in the Private Securities Litigation Reform Act of 1995 ("the Act").  Statements by the Company which are not historical information constitute "forward looking statements" within the meaning of the Act.  All forward-looking statements are subject to risks and uncertainties which could cause actual results to differ from those projected.  Factors that could cause actual results to differ materially include risks described from time to time in the Company's filings with the Securities and Exchange Commission.

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